Exhibit 4.2


                           AMENDMENT NO. 1 TO THE
                       REGISTRATION RIGHTS AGREEMENT

         This AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS
AGREEMENT (this "Amendment No. 1") is entered into as of April 12, 2001, by and between CoreComm Limited, a Delaware corporation (the "Company"), and Booth American Company, a Michigan corporation (the "Purchaser").

         WHEREAS, the Purchaser has purchased $10,000,000 of 10.75% Unsecured Convertible PIK Notes due 2011 (the "Convertible Notes"), which Convertible Notes are a joint obligation of CoreComm Holdco, Inc.
("Holdco") and the Company (the "Obligors"), pursuant to the terms and conditions of that certain Funding Agreement, dated April 11, 2001, by and between the Company and the Purchaser (the "Funding Agreement");

         WHEREAS, the Convertible Notes are a senior debt obligation of Holdco and a subordinated debt obligation of the Company;

         WHEREAS, each Convertible Note is convertible into shares of common stock, par value per share $0.01, of the Company (the "Common Stock");

         WHEREAS, the Purchaser shall receive interest payments on the Convertible Notes at a rate per annum of 10.75% paid semiannually commencing on the date hereof payable in kind by the issuance by the Obligors of additional Convertible Notes (the "PIK Notes");

         WHEREAS, the interest rate of any PIK Notes shall be the same as the interest rate of the Convertible Notes;

         WHEREAS, the Company and the Purchaser are parties to a Registration Rights Agreement, entered into on September 28, 2000 (the "Registration Rights Agreement"); and

         WHEREAS, as a condition to Purchaser's obligation to close the transactions contemplated under the Funding Agreement, the Company agreed to enter into this Amendment No. 1 with the Purchaser.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment No. 1 hereby agree as follows:

         1. REGISTRATION RIGHTS. (a) The Company and the Purchaser hereby amend Section 1(a) of the Registration Rights Agreement (and each other Section of the Registration Rights Agreement to the extent applicable to a shelf registration under Section 1(a)) to provide that the Common Stock underlying the Convertible Notes and the PIK Notes shall be treated as Subject Stock for purposes of eligibility for inclusion in the shelf registration statement, subject to the other terms of the Registration Rights Agreement.

                  (b) The Company and the Purchaser hereby amend Section 1(c) of the Registration Rights Agreement (and each other Section of the Registration Rights Agreement to the extent applicable to incidental or "piggyback" registrations under Section 1(c)) to provide that the Common Stock underlying the Convertible Notes and the PIK Notes shall be treated as Subject Stock for purposes of eligibility for incidental or "piggy back" registration rights, subject to the other terms of the Registration Rights Agreement.

         2. CONSENTS AND APPROVALS. The Company represents and warrants that it has secured all consents and approvals required to grant to Purchaser the rights contained in Section 1 above.

         3. NATURE OF AMENDMENT. Except as expressly set forth herein, this Amendment No. 1 shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Registration Rights Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Registration Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment No. 1 shall apply and be effective only with respect to the provisions of the Registration Rights Agreement specifically referred to in this Amendment No. 1. All future references to the Registration Rights Agreement or any document which references or incorporates the Registration Rights Agreement shall be deemed to refer to the Registration Rights Agreement as amended by this Amendment No. 1.

         4. MISCELLANEOUS.

            4.1 Definitions. All capitalized terms used but not otherwise defined in this Amendment No. 1 shall have the meanings ascribed to such terms in the Registration Rights Agreement.

            4.2 Governing Law. This Amendment No. 1 shall be governed in all respects by the internal laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely within, such state, and without reference to principles of conflicts of laws or choice of laws.

            4.3 Amendments and Waivers. The provisions of this Amendment No. 1 may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given other than by a written instrument signed by the party against whom enforcement of any such amendment, modification, supplement, waiver, or consent is sought.

            4.4 Successors and Assigns. This Amendment No. 1 shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, subject to the assignment provisions contained in Section 11 of the Registration Rights Agreement.

            4.5 Severability. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            4.6 Counterparts. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.




         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first set forth above.


                                            CORECOMM LIMITED,
                                            a Delaware Corporation

                                            By:  /s/ Richard J. Lubasch
                                               -------------------------
                                            Name:  Richard J. Lubasch
                                            Title: Senior Vice President


                                            BOOTH AMERICAN COMPANY,
                                            a Michigan Corporation

                                            By:  /s/ Ralph H. Booth II
                                               -------------------------
                                            Name:  Ralph H. Booth II
                                            Title: President